As filed with the U.S. Securities and Exchange Commission on February 19, 2026.

Registration No. 333-291936

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

APEX Tech Acquisition Inc.
(Exact name of registrant as specified in its constitutional documents)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13501 Katy Freeway

Houston, TX 77079

840-244-9122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Venture Bridge Legal

411 E Huntington Dr Ste 206

Arcadia, CA 91006

Tel: 626-838-6868

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Fei Pang Venture Bridge Legal 411 E Huntington Dr Ste 206 Arcadia, CA 91006 Tel: 626-838-6868	Arila Zhou, Esq. Ze’-ev D. Eiger, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: (212) 451-2908

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

APEX Tech Acquisition, Inc. is filing this amendment no. 3 to its registration statement on Form S-1 (Registration Statement No. 333-291936) (the “Registration Statement”) as an exhibit-only filing solely containing exhibit 107.  Accordingly, this amendment consists solely of the cover page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits.  The remainder of the Registration Statement is unchanged and is therefore being omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial trustee fee	$6,000
Legal fees and expenses	170,000
NYSE listing fee	5,000
Printing and engraving expenses	2,500
Accounting fees and expenses	70,000
SEC registration fee	10,250
FINRA filing fee	9,594
Transfer agent fee	25,000
Reimbursement to underwriters for expenses	140,000
Miscellaneous(1)	31,656
Total	$470,000

(1)

This amount represents additional expenses that may be incurred by the company in connection with the offering over and above those specifically listed above, including other service fees and mailing costs.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following ordinary shares without registration under the Securities Act:

●

The Company is authorized to issue 600,000,000 ordinary shares with $0.0001 par value. On August 29, 2025, the Company agreed to issue 1,725,000 Founder Shares to the Sponsor for an aggregate purchase price of $25,000, or $0.0145 per share, including an aggregate of up to 225,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. In January 2026, the Company entered into an amendment to the subscription agreement with the Sponsor for the purchase of an additional 1,150,000 founder shares, resulting in a total acquisition of 2,875,000 ordinary shares for an aggregated consideration of $25,000, or approximately $0.009 per ordinary share.

As of August 31, 2025, there were 2,875,000 Founder Shares issued and outstanding; shares have been retroactively restated to reflect the issuance of an additional 1,150,000 ordinary shares in January 2026, resulting in a total acquisition of 2,875,000 ordinary shares, which includes up to 375,000 Founder Shares are subject to forfeiture if the underwriters’ over-allotment is not exercised in full or in part by the underwriters, so that the Sponsor, together with the Company’s executive officers and independent director nominees, will collectively beneficially own 20% of the Company’s issued and outstanding shares after this offering (excluding the shares underlying the private placement units to be purchased in the concurrent private placement and the representative shares, and assuming the underwriters do not exercise their over-allotment option).

●

In addition, our sponsor has committed to purchasing an aggregate of 197,000 private units from the company on a private placement basis simultaneously with the consummation of this offering. Our sponsor has also agreed that if the over-allotment option is exercised by the underwriters in full or in part, they will purchase from the company at a price of $10.00 per private unit up to an additional 15,000 private units. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

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Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1***	Form of Underwriting Agreement
3.1***	Memorandum and Articles of Association
3.2***	Form of Amended and Restated Memorandum and Articles of Association
4.1***	Specimen Unit Certificate
4.2***	Specimen Ordinary Share Certificate
4.3***	Specimen Rights Certificate
4.4***	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant
5.1***	Opinion of Maples and Calder (Hong Kong) LLP
5.2***	Opinion of Venture Bridge Legal
10.1***	Form of Letter Agreement among the Registrant and the Company’s officers, directors and Sponsor
10.2***	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant
10.3***	Form of Registration Rights Agreement among the Registrant and the Insiders.
10.4***	Form of Private Placement Units Purchase Agreement between the Registrant and the Sponsor
10.5***	Form of Indemnification Agreement
10.6***	Founder Shares Subscription Agreement dated August 29, 2025, between the Registrant and the Sponsor
10.7***	Amended and Restated Subscription Agreement dated January 21, 2026, between the Registrant and the Sponsor
10.8***	Form of Employment Agreement
10.9***	Promissory Note, issued to the Sponsor, dated as of August 31, 2025
14***	Form of Code of Ethics.
23.1***	Consent of Simon & Edward LLP
23.2***	Consent of Venture Bridge Legal (included in Exhibit 5.2).
99.1***	Form of Audit Committee Charter
99.2***	Form of Compensation Committee Charter
99.3***	Consent of Zengwei Gao
99.4***	Consent of Jiancheng Li
99.5***	Consent of Zheng Zeng
99.6***	Form of Corporate Governance and Nominating Committee Charter
107*	Filing fee table

*	Filed herewith
***	Previously Filed

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Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(5)

That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in [. ] on February 19, 2026

APEX Tech Acquisition Inc.

By:	/s/ Shaoren Liu
Name:	Shaoren Liu
Title:	Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on February 19, 2026.

Name	Position

/s/ Shaoren Liu	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive, Financial and Accounting Officer
Shaoren Liu

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of APEX Tech Acquisition Inc. has signed this registration statement in Los Angeles, California on February 19, 2026.

AUTHORIZED U.S. REPRESENTATIVE
VENTURE BRIDGE LEGAL

By:	/s/ Fei Pang
Name:	Fei Pang
Title:	Partner

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